Best Buy to Acquire mindSHIFT®
Technologies, Inc. for $167 Million

Acquisition adds small and mid-sized business IT offerings
to Best Buy global services portfolio

#1 MSP to SMBs anticipates acceleration of
growth under Best Buy ownership

MINNEAPOLIS, Nov. 7, 2011 – Best Buy (NYSE: BBY) said today that it has reached an agreement to acquire mindSHIFT Technologies, Inc., the nation's leading managed service provider (MSP) for small and mid-sized businesses, for $167 million. The transaction will help accelerate Best Buy's growth in the small and mid-sized business IT services category. mindSHIFT provides cloud services, data center services and professional services to more than 5,400 clients and 25,000 managed desktops in key markets throughout the United States.

The combination of mindSHIFT 's capabilities and Best Buy's points of distribution through its retail, Geek Squad services and Best Buy For Business operations is expected to create a competitive advantage that would provide an opportunity for the two companies to capture greater share within the estimated $40 billion small and mid-sized business MSP market. mindSHIFT, the current MSP category leader for small and mid-sized business, has been named the top-ranked business in the MSP space in the United States for the past three years, and the leading MSP in the world in 2009 and 2010 by trade publication MSPmentor.

“There's no question that acquiring the skills, capabilities and clients of mindSHIFT has the potential to help expand Best Buy's global services capabilities in the vast small and mid-sized business market,” said George Sherman, senior vice president of Best Buy Services. “As important, the mindSHIFT team will bring added experience, talent and resources to the remote support capability we have been building within our multi-channel tech service unit Geek Squad.”

“We are very closely aligned with Best Buy in both corporate vision, and in our culture of integrity, customer value and results,” said Paul Chisholm, chairman and CEO of mindSHIFT. “Best Buy is committed as a corporate objective to expand its small business IT services business, and mindSHIFT will be one of the foundations of this strategy.”

Through the acquisition, Best Buy will help mindSHIFT expand its capabilities for current and future small and mid-sized business clients in industries such as legal, healthcare, financial, non-profits, associations and education. Like Best Buy's purchase of Geek Squad in 2002, the goal of the acquisition is to support and leverage the proven mindSHIFT business model while giving its management the freedom and resources to grow. mindSHIFT will continue to operate under its current name, management team and capabilities, which currently include 500 employees at offices in Boston; Long Island, N.Y.; Minneapolis; Morrisville, N.C.; New York City; Philadelphia and Washington, D.C.

The transaction, which is expected to close on or around calendar year-end, is subject to customary closing conditions.

The Bank Street Group LLC served as Exclusive Financial Advisor to mindSHIFT in connection with this transaction.

About Best Buy Co., Inc.
Best Buy Co., Inc. (NYSE: BBY) is a leading multi-channel global retailer and developer of technology products and services. Every day our employees – 180,000 strong - are committed to helping deliver the technology solutions that enable easy access to people, knowledge, ideas and fun. We are keenly aware of our role and impact on the world, and we are committed to developing and implementing business strategies that bring sustainable technology solutions to our consumers and communities. For information about Best Buy, visit www.bby.com and to shop at Best Buy, visit www.bestbuy.com.

Media Contacts:

Paula Baldwin
Director of Public Relations, Best Buy
612-291-6126 or paula.baldwin@bestbuy.com

Susan Busch
Senior Director of Public Relations, Best Buy
612-291-6114 or susan.busch@bestbuy.com

Lisa Masiello
mindSHIFT Technologies
617-243-2757 or lisa.masiello@mindshift.com

Jim Garvey
mindSHIFT Technologies
631-864-0271 or jim.garvey@mindshift.com

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